                                                                       Exhibit 2


                   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                              BASIS OF PRESENTATION



         The Pro Forma Consolidated Balance Sheet as of September 30, 2001 and the Pro Forma Consolidated Statements of Operations for the year ended
December 31, 2000 and for the nine months ended September 30, 2001 are based on the historical consolidated financial statements of PEC Solutions, Inc. and subsidiary (the "Company") and historical financial statements of Troy
Systems, Inc. The Pro Forma Consolidated Balance Sheet has been prepared assuming the acquisition of Troy Systems, Inc. occurred on September 30, 2001.

         The Pro Forma Consolidated Statements of Operations for the year ended December 31, 2000 and for the nine months ended September 30, 2001 have been prepared assuming the acquisition of Troy Systems, Inc. occurred January 1, 2000. For purposes of the Pro Forma Consolidated Statements of Operations for the year ended December 31, 2000 and the nine months ended September 30, 2001, Troy Systems, Inc.'s Statement of Operations for the year ended December 31, 2000 has been consolidated with the Consolidated Statement of Operations of the Company for the year ended December 31, 2000 and Troy Systems, Inc.'s Statement of Operations for the nine month period ended September 30, 2001 has been combined with the Consolidated Statement of Operations of the Company for the nine month period ended September 30, 2001. The Pro Forma Consolidated
Balance Sheet and Consolidated Statements of Operations also reflect the issuance of an aggregate of 103,065 shares of Common Stock issued as part of the acquisition of Troy Systems, Inc. These 103,065 shares are assumed to have been issued at the beginning of the period presented for purposes of computing earnings per share.

         The Pro Forma Consolidated Financial Statements do not purport to represent what the Company's actual results of operations or financial position would have been had the acquisitions occurred as of such dates, or to project the Company's results of operations or financial position for any period or date, nor does it give effect to any matters other than those described in the notes thereto. In addition, the allocation of purchase price to the assets and liabilities of Troy Systems, Inc. is preliminary and the final allocation may differ from the amounts reflected herein. The Pro Forma Consolidated Financial Statements should be read in conjunction with the other financial statements and notes thereto previously filed by the Company.

                      PEC SOLUTIONS, INC. AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              AT SEPTEMBER 30, 2001


                                                                                       ACQUISITION
                                           PEC SOLUTIONS, INC.   TROY SYSTEMS, INC.    ADJUSTMENTS         PRO FORMA
                                           -------------------   ------------------    -----------        -----------

Assets
Cash and equivalents                              $ 14,655           $  1,415          $ (16,070)(1)(2)    $      -
Short term investments                              21,017                  -             (2,066)   (2)      18,951
Accounts receivable, net                            15,764              7,677                  -             23,441
Other current assets                                 1,491                332                  -              1,823
                                                  --------           --------           --------           --------
Total current assets                                52,927              9,424            (18,136)            44,215

Property, plant and equipment, net                   2,585                350                  -              2,935
Goodwill, net                                        3,365                  -             13,040 (2)         16,405
Intangible assets, net                                   -                  -              3,000 (2)          3,000
Other assets                                         2,523                830               (338)(1)          3,015
                                                  --------           --------           --------           --------
Total assets                                      $ 61,400           $ 10,604           $ (2,434)          $ 69,570
                                                  ========           ========           ========           ========

Liabilities
Accounts payable and accrued expenses             $  2,150           $    765           $      -           $  2,915
Advance payments on contracts                        1,258                437                  -              1,695
Retirement plan payable                                  2                  -                  -                  2
Accrued payroll                                      4,214              1,537                  -              5,751
Accrued vacation                                     1,183                508                  -              1,691
Other current liabilities                              938              1,597                  -              2,535
                                                  --------           --------           --------           --------
Total current liabilities                            9,745              4,844                  -             14,589
                                                  --------           --------           --------           --------

Supplemental retirement payable                        482                204                  -                686
Deferred rent payable                                  459                  -                  -                459
Other long-term liabilities                             14                122                  -                136
                                                  --------           --------           --------           --------
Total long term liabilities                            955                326                  -              1,281
                                                  --------           --------           --------           --------
Total liabilities                                   10,700              5,170                  -             15,870
                                                  --------           --------           --------           --------

Stockholders' Equity
Common stock                                           223                  -                  1 (2)            224
Additional paid in capital                          28,692                  1              2,998 (2)         31,691
Retained earnings                                   21,779              5,502             (5,502)(2)         21,779
Other comprehensive income                               6                (69)                69 (2)              6
                                                  --------           --------           --------           --------
Total stockholders' equity                          50,700              5,434             (2,434)            53,700
                                                  --------           --------           --------           --------
Total liabilities and  stockholders' equity       $ 61,400           $ 10,604           $ (2,434)          $ 69,570
                                                  ========           ========           ========           ========


                      PEC SOLUTIONS, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000


                                                                                       ACQUISITION
                                           PEC SOLUTIONS, INC.   TROY SYSTEMS, INC.    ADJUSTMENTS         PRO FORMA
                                           -------------------   ------------------    -----------        -----------

Revenues                                      $    68,305           $  36,211           $      -        $   104,516

Operating costs and expenses:
   Direct Costs                                    37,310              21,208                  -             58,518
   General and administrative expenses             17,731              11,838                  -             29,569
   Amortization of goodwill and intangibles           240                   -                672 (4)            912
   Sales and marketing                              2,813                   -                  -              2,813
                                              -----------            --------           --------        -----------
       Total operating costs and expenses          58,094              33,046                672             91,812

Operating income                                   10,211               3,165               (672)            12,704
Other income, net                                   1,915                (367)                 -              1,548
                                              -----------            --------           --------        -----------
Income before income taxes                         12,126               2,798               (672)            14,252
Provision for income taxes                          4,854                   -                850 (5)          5,704
                                              -----------            --------           --------        -----------

Net income                                    $     7,272            $  2,798           $ (1,522)       $     8,548
                                              ===========            ========           ========        ===========

Earnings per common share - basic             $      0.34                                               $      0.40 (6)
                                              ===========                                               ===========
Earnings per common share - diluted           $      0.30                                               $      0.36 (6)
                                              ===========                                               ===========

Weighted average common shares
used in computing earnings per
common share - basic                           21,112,760                                                21,215,825 (6)
                                              ===========                                               ===========

Weighted average common shares
used in computing earnings per
common share - diluted                         23,896,975                                                24,000,040 (6)
                                              ===========                                               ===========


                      PEC SOLUTIONS, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001


                                                                                       ACQUISITION
                                           PEC SOLUTIONS, INC.   TROY SYSTEMS, INC.    ADJUSTMENTS         PRO FORMA
                                           -------------------   ------------------    -----------        -----------


Revenues                                     $    77,887            $ 24,752              $     -          $ 102,639

Operating costs and expenses:
   Direct costs                                   41,964              18,174                    -             60,138
   General and administrative expenses            17,254               5,462               (1,465)(3)         21,251
   Amortization of goodwill and intangibles          541                   -                  504 (4)          1,045
   Sales and marketing                             3,119                 828                    -              3,947
                                             -----------            --------             --------        -----------
       Total operating costs and expenses         62,878              24,464                 (961)            86,381

Operating income                                  15,009                 288                  961             16,258
Other income, net                                  1,725                  13                    -              1,738
                                             -----------            --------             --------        -----------

Income before income taxes                        16,734                 301                  961             17,996
Provision for income taxes                         6,894                  49                  471 (5)          7,414
                                             -----------            --------             --------        -----------
Net income                                   $     9,840            $    252             $    490        $    10,582
                                             ===========            ========             ========        ===========

Earnings per share-basic                     $      0.42                                                 $      0.45 (6)
                                             ===========                                                 ===========
Earnings per share -diluted                  $      0.36                                                 $      0.39 (6)
                                             ===========                                                 ===========

Weighted average common shares
used in computing net come per
common share - basic                          23,672,101                                                  23,775,166 (6)
                                             ===========                                                 ===========

Weighted average common shares
used in computing earnings per
common share - diluted                        27,276,927                                                  27,379,992 (6)
                                             ===========                                                 ===========

                      PEC SOLUTIONS, INC. AND SUBSIDIAIRES
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(1) Pro forma adjustments to give effect to the exclusion of certain assets, primarily cash ($1.4 million) and owner's notes receivable ($338 thousand).

(2) Pro forma adjustment to give effect to the purchase of Troy Systems, Inc. for $19.7 million (including transaction costs), as if the acquisition occurred on September 30, 2001. The purchase was for $16.7 million in cash and $3.0 million in PEC Solutions, Inc. common stock (103,065 shares at $29.11 per share). The allocation of the purchase price to the estimated fair value of the assets and liabilities assumed will result in the recognition by the Company of $13.0 million in goodwill and $3.0 million in intangible assets represented by the value of customer contracts and related relationships.

(3)      To eliminate non-recurring employee retention expenses.

(4) Pro forma amortization of intangible assets represented by the value of customer contracts and related relationships over a life of 4.5 years.

(5) Pro forma adjustment to reflect the incremental provision for federal and state income taxes at a consolidated effective tax rate of 41.2%, and 40.0% for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively. The company acquired was "Subchapter S" prior to the acquisition.

(6) Net income per common share, for both the "Company" column and the "Pro forma" column, was computed by dividing the net income for the nine month period ended September 30, 2001 and the year ended December 31, 2000 by the weighted average number of common shares or equivalent common shares outstanding. The weighted average number of common shares, under the "Pro forma" column, gives retroactive effect for the issuance of 103,065 shares of common stock in this transaction.